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                                                                    EXHIBIT 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM AND REPORT ON SCHEDULE

Board of Directors
PAV Republic, Inc.

We consent to the use in this Amendment No. 1 to Registration Statement No. 333-120751 of PAV Republic, Inc. (the "Company") of our report dated March 31, 2003 (November 23, 2004 as to Note 3 and March 18, 2005 as to Note 11(a)) (which report expresses an unqualified opinion and includes an explanatory paragraph describing matters that raise substantial doubt about REPH LLC's ability to continue as a going concern), appearing in the Prospectus, which is a part of this Registration Statement, and to the references to us under the headings "Summary Consolidated Financial and Operating Data," "Selected Historical Consolidated Financial and Other Data" and "Experts" in such Prospectus.

Our audits of the financial statements referred to in our aforementioned report also included the financial statement schedule of REPH LLC and subsidiaries and its Predecessor, Republic Technologies International Holdings, LLC and subsidiaries (Debtor-in-Possession), listed in Item 16(b). This financial statement schedule is the responsibility of the Company's management. Our responsibility is to express an opinion based on our audits. In our opinion, such financial statement schedule, when considered in relation to the basic financial statements taken as a whole, present fairly in all material respects, the information set forth therein.

/s/ Deloitte & Touche LLP
-------------------------

Cleveland, Ohio
March 18, 2005